Smart-tek Awarded $150,000 Contract

CORTE MADERA, Calif., March 28, 2006 Smart-tek Solutions, Inc. (OTCBB:STTK) announced today that its operating subsidiary Smart-tek Communications Inc. (“SCI”), has been awarded the security/surveillance contract for The Vine project.  The value of the contract is in excess of $150,000.

The VINE project consists of three mid-rise residential towers, with a large retail component at grade level.  “This is the 3rd major project on the Broadway corridor in Vancouver that we have secured in the last 6 months”, said Perry Law, President of SCI.  “We are extremely pleased to have been awarded this contract and is another addition to our growing portfolio of projects being built in the upcoming fiscal year”

SCI is supplying and installing the low voltage systems consisting of the telephone and data wiring and infrastructure, CCTV, integrated access and elevator control, and intercom systems.

The General Contractor on the project is Scott Construction Group.

Details can be found at www.scottconstructiongroup.com

“Once again, we have demonstrated our ability to continue to close new security/surveillance business in our market” said Perry Law.

About Smart-tek Solutions Inc.

Smart-tek Solutions Inc. is a technology holding company in the security and surveillance sector providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc. Smart-tek Communications, Inc. is the Company's initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended June 30, 2005 and quarterly report on Form 10-QSB the quarter ended December 31, 2005 for further information and factors that may affect Smart-tek Solutions business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

305-937-1711